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                                                                    EXHIBIT 99.1

ROWAN REVISES NEAR-TERM BUSINESS OUTLOOK

         HOUSTON, JUNE 18, 2001 -- C. R. Palmer, Chairman and Chief Executive Officer, commented, "While earnings for April and May were on target to meet our estimate of '45cents per share - mas o menos' made earlier this year on April 11th, our outlook for business in June will result in second quarter 2001 earnings in a range of 35-40cents per share. Such results would compare favorably with second quarter 2000 earnings of 12 cents per share and first quarter 2001 earnings of 33cents per share, and be our ninth consecutive quarter of improved financial performance.

         "Rowan's offshore rig utilization for the second quarter is currently estimated to be 90%, down from 97% during the first quarter. Our average offshore day rate for the second quarter should be about $61,000, up from $58,300 during the first quarter. Land rig utilization for the second quarter is estimated at 85% up from 76% during the first quarter, and our average land rig day rate is estimated to be about $14,500 during the second quarter versus $11,200 in the first quarter. For competitive reasons, we do not intend to provide specific information regarding contract terms or day rates unless such contracts are considered to be material.

         "We believe we will soon have commitments for our three available offshore rigs and that all of our 23 offshore rigs and 13 marketed land rigs will be operating around July 1st. As a result, we believe our third quarter drilling utilization and day rates will be improved over estimated second quarter levels. In addition, the seasonal increase in aviation activity is underway and that division is enjoying record activity. We expect our third quarter operating results will be substantially improved over the second quarter.

         "A conference call to discuss our actual second quarter performance and our outlook for the third quarter will be held at 8:30 (CST) on Thursday, July 12, 2001".

         Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling and aviation services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a marine division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 22 operated by the Company. The Company's stock is traded on the New York Stock Exchange and the Pacific Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

         This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company's filings with the U.
S. Securities and Exchange Commission.